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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 21, 2007
LEVITT CORPORATION
(Exact name of registrant as specified in its charter)

FLORIDA	001-31931	11-3675068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 958-1800
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On March 21, 2007, Levitt and Sons, LLC (“LAS”), our wholly owned subsidiary, entered into a $100 million Revolving Working Capital, Land Acquisition, Development and Residential Construction Borrowing Base Facility Agreement (“Facility”). On March 21, 2007, LAS borrowed $30.2 million under the Facility and the proceeds were used to finance an intercompany sale of a 150 acre parcel in Tradition South Carolina from Core Communities, LLC to LAS (by repaying outstanding acquisition indebtedness on the property owed to Core Communities) and to refinance a $15 million line of credit. The Facility is due and payable on March 21, 2011 and may be extended for an additional year at the discretion of the financial institution annually at the anniversary date of the Facility. The Facility is secured by a mortgage on the 150 acre parcel in Tradition South Carolina and by a guarantee of the Company. The Company’s guarantee of the $15 million working capital component of the Facility is secured by a pledge of the Company’s membership interest in LAS. The guarantee and the pledge of the membership interest can be released by payment in full of any amounts outstanding under the $15 million working capital component. Repayment of the working capital component would serve to reduce the Facility by a corresponding amount and termination of the working capital provisions of the Facility. Interest accrues under the Facility at the Prime Rate and is payable monthly. The loan documents contain customary conditions to funding, collateral release and acceleration provisions and financial, affirmative and negative covenants.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2007	LEVITT CORPORATION
	By:	/s/ George P. Scanlon
George P. Scanlon, Executive Vice President and Chief Financial Officer